 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2020

IVERIC bio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, 35th Floor
New York, NY 10119
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (212) 845-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ISEE	The Nasdaq Global Select Market

        Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2020, the Board of Directors (the “Board”) of IVERIC bio, Inc. (the “Company”) increased the size of the Board from six to seven members and elected Dr. Mark S. Blumenkranz as a director of the Company, effective immediately. Dr. Blumenkranz was appointed as a Class II director and will serve in accordance with the Amended and Restated Bylaws of the Company until the 2021 annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal.  Dr. Blumenkranz was also appointed to serve on the Compensation Committee, the Nominating and Corporate Governance Committee and the Research and Development Committee of the Board.

In addition, the Board approved an amendment (the "Amendment") to the equity compensation components of the Company's Non-Employee Director Compensation Policy (as amended, the "Policy"), effective July 15, 2020. Under the Policy, each non-employee director will, upon his or her initial election or appointment to the Board, automatically and without the need for any further action by the Board, be granted a stock option to purchase up to 31,000 shares of the Company's common stock and 15,000 restricted stock units for shares of the Company's common stock. Subject to such non-employee director’s continued service with the Company, the initial option will vest monthly with respect to 1/36 of the shares underlying such option until the third anniversary of the date of the grant and the initial restricted stock units will vest annually with respect to 1/3 of the shares underlying such grant until the third anniversary of the date of the grant. In addition, on the date of each annual meeting of stockholders of the Company, each non-employee director who has served on the Board for at least four months and is serving as a director of the Company immediately before and immediately after such annual meeting will automatically, and without the need for any further action by the Board, be granted a stock option to purchase up to 15,500 shares of the Company's common stock and 7,500 restricted stock units for shares of the Company's common stock. Subject to such non-employee director’s continued service with the Company, the annual option will vest monthly with respect to 1/12 of the shares underlying such option until the earlier of the business day immediately before the next annual meeting of stockholders of the Company or the first anniversary of the grant date. The annual restricted stock units will vest in full on the earlier of one business day prior to the next annual meeting of stockholders of the Company or the first anniversary of the grant date, at which such time the annual option will become fully vested and exercisable. Subject to such non-employee director’s continued service with the Company, the annual restricted stock units will vest in full on the earlier of one business day prior to the next annual meeting of stockholders of the Company or the first anniversary of the grant date. All options and restricted stock units granted pursuant to the Policy will vest in full and for options, will become fully exercisable, upon the occurrence of a "Change of Control Event" (as defined in the Company's 2013 Stock Incentive Plan, as amended (the "Plan")) and are otherwise subject to the terms and conditions of the Plan. The foregoing is a summary of the Policy and is qualified by reference to the Amendment, a copy of which is included in Exhibit 99.1 hereto.

In accordance with the Policy, Dr. Blumenkranz will receive (i) annual cash compensation of $45,000 for his service as a director, (ii) additional annual cash compensation of $7,500 as a member of the Compensation Committee, $5,000 as a member of the Nominating and Corporate Governance Committee and $5,000 as a member of the Research and Development Committee, and (iii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. In addition, in accordance with the Policy, on July 15, 2020, Dr. Blumenkranz was granted (a) a stock option to purchase up to 31,000 shares of the Company’s common stock at a per share exercise price of $4.48, which was the closing price of the Company’s common stock on July 15, 2020, and (b) 15,000 restricted stock units for shares of the Company's common stock. The option will vest monthly with respect to 1/36 of the shares underlying such option until the third anniversary of the date of the grant and the restricted stock units will vest annually with respect to 1/3 of the shares underlying such grant until the third anniversary of the date of the grant, subject in each case to continued service for the Company. In accordance with the Plan, the option has a term of ten years from the date of the grant.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

99.1 Amendment No. 1 to Non-Employee Director Compensation Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVERIC bio, Inc.

Date: July 17, 2020	By:	/s/ David F. Carroll
David F. Carroll
Senior Vice President, Chief Financial Officer and Treasurer

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